Exhibit 10.5

FORM OF

MEDICAL CENTER

MANAGEMENT AND CONSULTING AGREEMENT

BY AND BETWEEN

CONCENTRA HEALTH SERVICES, INC.

A Nevada Corporation

AND

____________, _____

A ____________

[date]

MEDICAL CENTER

MANAGEMENT AND CONSULTING AGREEMENT

This Medical Center Management and Consulting Agreement (the "Agreement") is made and entered into effective as of this the date set forth on the signature page hereto (the "Effective Date") by and between CONCENTRA HEALTH SERVICES, INC., a Nevada corporation (the "Corporation"), and ______________, __, a __________ (the "Association").

W I T N E S S E T H:

WHEREAS, the Association is a professional corporation formed for the purpose of providing medical services; and

WHEREAS, the Corporation is a corporation formed for the purpose of developing and managing medical centers that provide medical services through various locations (whether one or more hereinafter individually and collectively referred to as the "Centers"); and

WHEREAS, the Association intends to practice medicine at various Centers managed by the Corporation; and

WHEREAS, the Association desires to engage the Corporation to manage the Association's practice of medicine at the Centers, and the Corporation is willing to accept such engagement, both subject to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing, and in accordance with the terms and conditions set forth below, the parties hereto agree as follows:

ARTICLE I

ENGAGEMENT AND SERVICES

1.1           Engagement. The Association hereby engages the Corporation to serve as the Association's manager and administrator of non-medical functions and non-physician services related to the Association's practice in the Centers and to perform the functions and to provide the services described in this Agreement, and the Corporation hereby accepts the engagement under the terms and conditions set forth in this Agreement.

1.2           Authority and Responsibilities of the Corporation.

(a)           General. Subject to the limitations and conditions set forth in this Agreement, the Corporation, as manager of the Centers, shall have the authority and responsibility to conduct, supervise and manage the day-to-day non-medical operations of the Centers and provide all developmental, management, and administrative services attendant to the Association's practice. In the absence of oral or written directions by the Association or written policies of the Association, the Corporation shall be expected to exercise reasonable judgment in its management activities. The Corporation shall have responsibility and commensurate authority, subject to the direction of the Association and the written policies of the Association, for all activities described in the foregoing including, but not limited to, the following:

(1)	Bookkeeping and Accounting. The Corporation will provide the Association with all bookkeeping and accounting services necessary or appropriate as the Association shall determine to support the Association's medical practice including, without limitation, maintenance, custody and supervision of all of the Association's business records, papers, documents, ledgers, journals and reports, and the preparation, distribution and recordation of all bills and statements for professional services rendered by the Association, including the billing and completion of reports and forms required by insurance companies, governmental agencies, or other third-party payors; provided, however, it is understood that all such business records, papers and documents will be available for inspection by the Association at all times.

(2)	General Administrative Services. The Corporation will provide the Association with overall supervision and management (including maintenance and repair) of all facilities, and all furniture, fixtures, furnishings, equipment and leasehold improvements located in or upon all of the Centers.

(3)	Non-Physician Personnel. The Corporation will hire, employ, train, compensate and provide to the Association all non-medical personnel (other than physical therapists, who may be employed by the Association) including, but not limited to, all non-physician technical personnel, receptionists, secretaries, clerks, purchasing and marketing personnel, janitorial and maintenance personnel, and non-physician supervisory personnel, who are now or may hereafter be needed to effectively and efficiently operate the Association's medical practice at the Centers. All personnel whom the Corporation provides to work with the Association shall not be the employees of the Association, and the Association shall not be responsible for the payment to all such persons of all compensation, including salary, fringe benefits, bonuses, health and disability insurance, workers compensation insurance, and any other benefits that may be made available to such employees. The Association shall have no responsibility for hiring, discharging or supervising the non-medical functions of all non-medical personnel who are provided to work with the Association pursuant to this Agreement; provided, however, that the Association shall be solely responsible for the supervision of all such personnel in connection with any medical functions and responsibilities performed by such personnel.

(4)	Supplies. Subject to the Association approval, the Corporation will acquire and supply to the Association all medical and non-medical supplies of every kind, name or nature, that the Association may require in order to conduct and operate its medical practice at the Centers.

(5)	Security and Maintenance. Subject to the Association approval, the Corporation will provide the Association with all services and personnel necessary to provide the Association with proper security, maintenance and cleanliness of the Centers, and the furniture, fixtures, furnishings and equipment located at such facilities. Additionally, the Corporation will furnish to, or obtain for, the Association all laundry, linen, uniforms, printing, stationery, forms, telephones, postage, duplication services, and any and all other supplies and services of a similar nature that are necessary, in the Association's opinion, in connection with the day-to-day operation of the Association's medical practice at the Centers.

(6)	Insurance. The Corporation will obtain and maintain in full force and effect during the term of this Agreement, and all extensions and renewals thereof, all general liability and casualty insurance of every kind, name and nature that the parties agree is appropriate to protect them against loss in the nature of fire, other catastrophe, theft, public liability and non-medical negligence, in such amounts as the parties shall mutually determine is appropriate. The Association shall, at its expense, maintain general and professional liability insurance with an endorsement naming the Corporation (as agent for the Association) as an additional insured thereunder. The Corporation is authorized to obtain such general and professional liability insurance on the Association's behalf.

(7)	Billing, Collection and Patient Scheduling. The Corporation will, as the Association's agent, prepare, mail and collect all bills and statements for all professional medical services rendered by the Association, and shall be responsible for all patient scheduling at the Centers. All fees for professional services rendered by the Association shall be billed by the Corporation in the name of the Association and shall be payable to the Association. All collections made and received by the Corporation for or on account of medical professional services rendered by the Association shall be held by the Corporation for the Association's benefit and deposited in one or more accounts in the name of the Association, subject to the compensation provisions contained in Section 6.1 below.

(8)	Marketing. The Corporation will assist the Association in the marketing and distribution of the healthcare services provided by the Association at the Centers; and in this respect, shall hire, employ and train marketing personnel sufficient to accomplish this task as well as produce and distribute such written descriptive materials concerning the Association's professional services as may be necessary or appropriate to the conduct of the Association's medical practice; provided, however, that all of such marketing and services shall be conducted strictly in accordance with law and the rules, regulations and guidelines of all affected governmental and quasi-governmental agencies.

(9)	Management and Planning Reports. The Corporation will supply to the Association on a regular, periodic basis such internal reports as may be necessary or appropriate for the parties to assist each other in evaluating the non-medical aspects of the performance and productivity of their respective employees as well as in evaluating the efficiency and effectiveness of the rendition of their respective management and medical services.

(10)         Payment of Accounts and Indebtedness.

(i)	General. The Corporation shall be responsible for effecting the payment of payroll, trade accounts, amounts due on short-term and long-term indebtedness, taxes and all other obligations of the Association from the Association's accounts; provided, however, that the Corporation's responsibility shall be limited to the exercise of reasonable diligence and care to apply the Association's funds collected to the Association's obligations in a timely and prudent manner. The Corporation shall have no separate liability with respect to any obligation of the Association. The Association shall authorize the Corporation to draw checks on the Association's accounts as necessary to perform its obligations under this Agreement.

(ii)	Payroll. The Corporation shall have the authority to utilize a payroll agent for the Association, should the Corporation determine the use of such an agent to be desirable.

(iii)	The Corporation's Funds. In no event shall the Corporation have any obligation to supply out of its own funds working capital for the Association or its operations.

(iv)	Accounting and Financial Records. Subject to the written policies of the Association, and at the expense of the Association, the Corporation shall cause to be prepared and presented to the Association the following financial reports:

(a)	Within thirty (30) days after the end of each calendar month, a balance sheet dated as of the last day of that month, and a statement showing the income and expenses of the Association for that month and for the fiscal year to date;

(b)	Within ninety (90) days after the end of each fiscal year of the Association, a balance sheet, dated as of the last day of that fiscal year, and a statement of the income and expenses of the Association for the fiscal year then ended; and

(c)	Such other reports as the Corporation considers appropriate to keep the Association informed as to its status and condition.

(11)	Patient Charges. The Corporation and the Association recognize the importance of maintaining patient charges that will enable the Association to meet its obligations while containing the cost of healthcare. The Association, in consultation with the Corporation, shall establish schedules of patient charges for medical services and supplies provided by the Association that takes into account the financial obligations of the Association, the level of patient charges at other clinics, centers or nearby hospitals for similar services and the importance of providing quality health care at a reasonable cost.

(12)	Ancillary and Other Arrangements. The Corporation shall, at the Association's expense, make, install, or cause to be made or installed, all necessary and proper repairs, replacements, additions and improvements in and to the property and equipment used in connection with the Association's practice, in order to keep and maintain the Centers in good repair, working order and condition, and outfitted and equipped for operation consistent with the goals and objectives set forth in this Agreement. The Corporation shall negotiate and enter into such agreements as it may deem necessary or advisable for the furnishing of utilities, services and supplies for the maintenance and operation of the Association's practice.

(13)	Centers. The Corporation shall provide professional office space to operate the Centers.

(b)           Reliance. In furtherance of the objectives of this Agreement, the Corporation shall be entitled to rely upon formal action taken by the Association as reflected and recorded in the records of the Association or, in the absence thereof, upon instructions received from the Association, or such representative of the Association as the Association may designate, as to any and all acts to be performed by the Corporation.

(c)           Construction. The grant of express authority to the Corporation with regard to specific matters by this Agreement is not intended by the Association to be narrowly construed for the purpose of restricting the authority of the Corporation.

1.3           Relationship of Parties. The Association shall at all times exercise control over the medical services rendered at the Centers, and the Corporation shall perform its functions to manage the Centers as described in this Agreement. By entering into this Agreement, the Association does not delegate to the Corporation any of the powers, duties and responsibilities vested in the Association by law. The Association may, consistent with the terms of this Agreement, direct the Corporation to implement existing policies and may adopt policy recommendations or proposals made by the Corporation. The Corporation and the Association each expressly disclaim any intent to form a partnership, association, or any other entity, or to become joint venturers in the operation of the Centers by virtue of the execution of this Agreement, and shall not be agents of each other except with respect to agency for billing and collections.

1.4           Medical and Professional Matters. Under no circumstances shall the Corporation be responsible for any medical matters. The Corporation may, however, consult with the Association and make recommendations concerning such matters. The Association shall be responsible for maintaining all medical records.

ARTICLE II

FISCAL MATTERS

2.1           Accounting Records. The Corporation shall supervise, direct and maintain at the Association's expense, a suitable accounting system on the accrual method of accounting and shall furnish monthly compilations to the Association.

2.2           Budgets.

(a)           Duties of the Corporation. If requested by the Board of Directors of the Association, the Corporation shall submit to the Association, not less than forty-five (45) days prior to the end of the fiscal year, the following budgets covering the Association's next fiscal year. These budgets, and any material changes in these budgets during the fiscal year, shall only become effective upon approval of the Association's Board of Directors and shall be subject to any written policies of the Association.

(1)	Capital Expenditures Budget. A capital expenditure budget setting forth a program of capital expenditures for the Corporation Centers for the next fiscal year;

(2)	Operating Budget. A budget setting forth an estimate of the Association's operating revenues and expenses for the coming fiscal year, together with an explanation of anticipated changes in the Association's utilization and any changes in services offered by the Association to patients, charges to patients, payroll rates and positions, non-wage cost increases, and all other factors differing significantly from the current year;

(3)	Cash-Flow Projection. A projection of the Association's cash receipts and disbursements based upon the proposed operating and capital budgets, together with recommendations as to the use of projected cash-flow in excess of short-term operating requirements and as to the sources and amounts of additional cash-flow that may be required to meet the Association's and the Corporation's operating requirements and capital requirements.

(b)           Duties of the Association. The Association shall take action to approve or disapprove the budgets proposed by the Corporation not later than twenty-one (21) days after submission of the budgets to the Association. Notice of the action by the Association with regard to the budgets shall be delivered to the Corporation if all aspects of the budgets as proposed by the Corporation are not approved by the Association. If such notice of disapproval is not delivered to the Corporation within fourteen (14) days prior to the commencement of the Association's fiscal year, the budgets shall be deemed to be approved by the Association as proposed by the Corporation.

ARTICLE III

LICENSE

3.1.          Grant of License. During the term of this Agreement, and all renewals and extensions hereof, the Corporation hereby grants a non-exclusive license to the Association to use the "Concentra" trade name and related trademarks or service marks (collectively, the "Trade Names") and Confidential Information (as hereinafter defined) lawfully owned and used by the Corporation in connection with the Association's medical practice conducted at the Centers, while and so long as the Association is in full compliance with all the terms, covenants and conditions of this Agreement, and any lease or sublease that the Association has with the Corporation in connection with such facilities. Because the license granted to the Association is not exclusive, the Corporation retains the right to license the Trade Names and any and all other trade names and/or service marks and Confidential Information (as hereinafter defined) lawfully owned and used by the Corporation to others or to use any such names, marks and Confidential Information (as hereinafter defined) itself. Upon termination of this Agreement, or upon termination of this license because of the Association's breach of this Agreement, the Association shall immediately cease and discontinue the use of any and all trade names, trademarks, service marks and Confidential Information (as hereinafter defined) then lawfully used and/or owned by the Corporation.

3.2.          Trade Secrets, Proprietary and Confidential Information. It is understood that during the course of this engagement, the Corporation will have access to and become familiar with certain management information systems and other trade secrets and proprietary and confidential information of the Association (the "Confidential Information") that includes, by way of illustration, and not by way of limitation, (i) lists containing the names of past, present and prospective accounts, customers, employees, principals and suppliers; (ii) the past, present and prospective methods, procedures and techniques utilized in identifying prospective referral sources, patients, customers and suppliers and in soliciting the business thereof; (iii) the past, present and prospective methods, procedures and techniques used in the operation of the Association's urgent care medical products and services, including the methods, procedures and techniques utilized in marketing, pricing, applying and delivering the Association's health products and services; and (iv) compilations of information, records and processes that are owned by the Association and/or that are used in the operation of the business of the Corporation or the Association, including, without limitation, computer software programs. Confidential Information shall be used only in furtherance of the business of the Corporation and not for any other purpose unless authorized in writing by the Association.

ARTICLE IV

MAINTENANCE OF STANDARDS

4.1.          Consultants. The Corporation shall be the non-medical consultant for the Association and shall use its administrative and managerial experience and expertise to carry out this Agreement. If other non-medical consultants are needed, the Corporation may employ such non-medical consultants at its expense.

4.2.          Government Regulations. The Corporation and the Association shall each use their respective best efforts to assure that the Centers comply with the requirements of any statute, ordinance, law, rule, regulation, or order of any governmental or regulatory body having jurisdiction respecting the Centers.

4.3.          Licenses and Permits. On behalf of the Association, the Corporation shall apply for, and use its best efforts to obtain and maintain, in the name of and at the expense of the Association, all licenses and permits required in connection with the management and operation of the Centers. The Association shall cooperate with the Corporation and use its best efforts in applying for, obtaining and maintaining such licenses and permits.

4.4.          Confidentiality of Records. The Corporation shall use its best efforts to protect the confidentiality of the records of the Association and shall comply with all applicable federal, state and local laws and regulations relating to the medical and financial records of the Association.

4.5.          Medical Services. From time to time and as appropriate, the Corporation may make written recommendations to the Association concerning changes in the medical services offered by the Centers. Prior to instituting any proposed changes, the Corporation shall obtain the written approval of the Association.

ARTICLE V

ASSOCIATION MEDICAL PERSONNEL

5.1.          General. The Association shall retain responsibility for all decisions related to the employment of all medical personnel including hiring, promotion, discharge, compensation, training and professional assignments. The Corporation shall review all personnel matters and make recommendations to the Association on appropriate actions or policies. Consistent with the directions of the Association, the Corporation shall recruit medical personnel, including physicians and physician assistants, for employment by the Association. All such medical personnel shall be the employees of, and shall be carried on, the payroll of the Association and shall not be the employees of the Corporation. The Association shall be solely liable to such medical personnel for their wages, compensation and benefits, if any. For purposes of this Section 5.1, the term "benefits" shall include the Association's employer contribution to FICA, unemployment compensation and any other employment taxes, workers' compensation, pension plan contributions, group life and accident and health insurance premiums, retirement, disability and other similar benefits.

5.2.          Pay Scales and Personnel Policies. The Corporation shall review and make recommendations to the Association regarding the pay scales of the Association's employees and the number of physicians required for the Association's operations. With the approval of the Association, the Corporation shall institute and implement any changes or recommendations so approved

5.3.          The Association's Rights. The Association shall have the right to demand by written notice delivered to the Corporation that any employee of the Corporation be terminated, but only if the termination is reasonably and legally supportable in the opinion of the Corporation as a termination for cause. Otherwise, the termination of an employee at the instance of the Association shall only be completed upon the Association's agreement to indemnify the Corporation with respect to any liability for such termination, including but not limited to, unemployment insurance taxes, and such indemnity shall be in a form and under terms satisfactory to the Corporation.

ARTICLE VI

MANAGEMENT FEES

6.1.          Compensation to the Corporation. As compensation to the Corporation for its management services hereunder, the Association shall pay the Corporation the amounts set forth on Schedule I attached hereto.

6.2.          Reasonable Value. Payment of amounts to the Corporation is not intended to be and shall not be interpreted or applied as permitting the Corporation to share in the Association's fees for medical services, but is acknowledged as the parties' negotiated agreement as to the reasonable fair market value of the Corporation's services hereunder, considering the nature and volume of the services required and the risks assumed by the Corporation.

6.3.          Audit of the Corporation's Records. The Association shall have a right, upon reasonable prior written notice to the Corporation and at the Association's cost, to audit the Corporation's records with respect to its costs of providing management services hereunder.

ARTICLE VII

PROTECTIVE COVENANTS

7.1.          General. The Association expressly acknowledges that the Association and the Association's employees will be given access to, and be provided with, business methods, trade secrets and other proprietary information in connection with the Corporation's business and the Association's practice of medicine. The Association expressly acknowledges and agrees that the Confidential Information (as defined in Section 3.2), is proprietary and confidential and if any of the Confidential Information was imparted to or became known by any persons, including the Association and its employees, engaging in a business in any way competitive with that of the Corporation's and/or the Association's, such disclosure would result in hardship, loss, irreparable injury and damage to the Corporation, the measurement of that would be difficult, if not impossible, to determine. Accordingly, the Association expressly agrees that the Corporation has a legitimate interest in protecting the Confidential Information and its business goodwill, that it is necessary for the Corporation to protect its business from such hardship, loss, irreparable injury and damage, that the following covenants are a reasonable means by which to accomplish those purposes, and that violation of any of the protective covenants contained herein shall constitute a breach of trust and is grounds for immediate termination of this Agreement and for appropriate legal action for damages, enforcement and/or injunction.

7.2.          Noncompetition by the Association. The Association covenants that, during the term of this Agreement and for a period of two (2) years immediately thereafter, irrespective of which party terminates this Agreement and whether such termination is for cause or otherwise, it will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder (other than ownership of securities of publicly held the Corporations of which the Association owns less than one percent (1%) of any class of outstanding securities), corporate officer, director, investor or financier or in any other individual or representative capacity, engage or participate in any business within the Prohibited Area (as hereinafter defined) that is in competition in any manner whatsoever with the Corporation businesses and the products or services offered by the Corporation in such areas, including, without limitation, the operation or staffing of any urgent care medical center or clinic, without the prior written consent of the Corporation. Notwithstanding the foregoing, in the event of the termination of this Agreement for whatever reason, the Association may engage in such activities solely for the purpose of providing such services to its members and/or physician employees. For purposes of this subsection, the term "Prohibited Area" means within twenty (20) miles of any Center owned, operated or managed by the Corporation at the time of such termination. The Association further agrees that the Association will require all professional employees to execute employment agreements containing provisions substantially similar to this Article VII protecting the Corporation and the Association from competition by such employees.

7.3.          Restrictions on Soliciting Employees of the Corporation. The Association covenants that, during the term of this Agreement and for a period of two (2) years immediately thereafter, irrespective of which party terminates this Agreement, and whether such termination is for cause, the Association and the Association's members, directors, employees, agents and representatives will not, either for itself or for any other person, firm, the Corporation or other entity, either directly or indirectly: (i) induce, or attempt to induce, any employee of the Corporation (whether leased or otherwise) to terminate his or her employment or hire away or attempt to hire away, any employee of the Corporation; (ii) induce, or attempt to induce, any present or future supply or service resource (including investment and other financing resources) to withdraw, curtail or cancel the furnishing of supplies or services (including investment and other financing resources) to the Corporation; or (iii) engage in any act or activity that would interfere with or harm any business relationship the Corporation may have with any employee, principal or supplier.

7.4.          Further Covenants. The Association acknowledges that the Confidential Information gives the Corporation an advantage over its competitors, and that the same is not available to or known by the Corporation's competitors or the general public. The Association further acknowledges that the Corporation has devoted substantial time, money and effort in the development of the Confidential Information and in maintaining the proprietary and confidential nature thereof. The Association further acknowledges its relationship with the Corporation involves the highest trust and confidence by reason of the Association's knowledge of, access to, and contact with the Confidential Information. The Association agrees to use its best efforts and exercise utmost diligence to protect and safeguard the Confidential Information. The Association covenants that, during the term of this Agreement and for a period of two (2) years immediately thereafter, regardless of which party terminates this Agreement and whether such termination is for cause, the Association will not disclose, disseminate or distribute to another, nor induce any other person to disclose, disseminate or distribute, any Confidential Information of the Corporation, directly or indirectly, either for the Association's own benefit or for the benefit of another, whether or not acquired, learned, obtained or developed by the Association alone or in conjunction with others, nor will the Association use or cause to be used any Confidential Information in any way except as is required in the course of the Association's performance pursuant to the terms of this Agreement. The Association acknowledges and covenants that all Confidential Information relating to the business of the Corporation, whether prepared by the Association or otherwise coming into its possession, shall remain the exclusive property of the Corporation, shall not be copied or otherwise reproduced in whole or in part, and shall not be removed from the premises of the Corporation under any circumstances whatsoever without the prior written consent of the Corporation. The Association further covenants that all memoranda, notes, records, drawings or other documents made, compiled, acquired or received by the Association during the term of this Agreement, concerning any business activity, including, but not limited to, management techniques, names of referral sources, names of customers, marketing and sales techniques, and the pricing of products and services, shall, together with all copies, be delivered, in good condition, to the Corporation, immediately upon termination of this Agreement by either party, or at any time, upon the Corporation's request.

7.5.          Consideration for Protective Covenants. The license granted in Article III of this Agreement is hereby allocated as separate and additional consideration to the Association for its adherence to these protective covenants. The Association acknowledges and agrees that the license would not be granted were it not agreeing to the protective covenants referenced in this Article VII.

7.6.          Survival of Protective Covenants. Each covenant herein on the part of the Association shall be construed as an agreement independent of any other provision of this Agreement, unless otherwise indicated herein, and shall survive the termination of this Agreement, and the existence of any claim or cause of action of the Association against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of such covenant.

7.7.          Extension of Restrictive Periods. If the Association violates the protective covenants hereunder and the Corporation brings legal action for injunctive or other relief hereunder, the Corporation shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full restrictive periods of the protective covenants contained in this Article VII. Accordingly, such restrictive periods for the purposes of this Article VII shall be deemed to have a duration of the respective time periods stated in this Article VII, computed from the date relief is granted, but reduced by the time between the period when the restriction began to run and the date of the first violation of the covenant by the Association.

ARTICLE VIII

TERM AND TERMINATION

8.1.          Term. This Agreement shall commence on the Effective Date and shall continue until terminated upon the earliest of (i) the date for termination for cause pursuant to Section 8.2 below; (ii) written agreement of the parties to this Agreement; or (iii) forty (40) years from the Effective Date.

8.2.          Termination for Cause. This Agreement may be terminated prior to the expiration of the term described in Section 8.1 as follows:

(a)           If a party shall apply for, or consent to, the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if a final order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating such party a bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of such party of all or a substantial part of its assets, the other party may terminate this Agreement immediately upon notice to such party;

(b)           Either party may terminate this Agreement immediately upon notice to the other party in the event of such other party's breach of a material provision of this Agreement, which breach remains uncured for a period of thirty (30) days following receipt of notice specifying the breach complained of; or

(c)           Upon receipt by either party of a final order of any governmental agency or court of competent jurisdiction concerning the business, affairs, or practices of either of the parties that requires such termination, this Agreement shall terminate.

8.3.          Rights Cumulative. The various rights and remedies herein provided for shall be cumulative and in addition to any other rights and remedies the parties may be entitled to pursue under the law. The exercise of one or more of such rights or remedies shall not prejudice the rights or remedies of either party to exercise any other right or remedy at law or in equity or pursuant to this Agreement.

8.4.          Obligations Not Excused. Termination of this Agreement shall not release or discharge either party from any obligation, debt or liability that shall have previously accrued and remained to be performed upon the date of termination.

8.5.          Remedies Upon Termination. Upon termination of this Agreement, the Association shall remove from any Center all property of the Association, and neither party shall have any further obligations under this Agreement except pursuant to Article III, Article VII, and Section 9.2 (which provisions shall survive the termination of this Agreement). The Corporation shall be entitled to receive payment of all amounts unpaid but earned up to the date of termination, which payment shall be due on the date on which the Association vacates the Corporation's premises and relinquishes to the Corporation sole possession of any and all property of the Corporation, including, but not limited to, financial records and all other documents necessary for or related to its business.

8.6.          Property Due on Termination. On the termination of this Agreement, each party shall immediately deliver or cause its employees or agents to deliver in good condition all property in its possession that belongs to the other party, ordinary wear and tear and damage by any cause beyond the reasonable control of either party excepted.

ARTICLE IX

MISCELLANEOUS

9.1.          Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

9.2.          Indemnification. The Association shall protect, indemnify and save the Corporation and the directors, officers, shareholders and employees of the Corporation harmless from and against any and all liability and expense of any kind, arising from injuries or damages to persons or property in connection with the practice of medicine at any Center, unless such liability results solely from the willful misconduct of the Corporation and/or its directors, officers, shareholders and employees in the management of the Centers. Anything herein to the contrary notwithstanding, however, in no event shall the Corporation's stockholders or directors have any liability pursuant to this Section 9.2 other than in the event of their willful misconduct.

9.3.          Changes in Applicable Law. The Corporation and the Association understand that the federal, state and local laws and regulations applicable to this Agreement may be amended from time to time and agree to execute any amendments to this Agreement necessary to maintain compliance with those laws and regulations.

9.4.          Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered in person or sent by pre-paid certified or registered mail, receipted overnight messenger service receipted hand delivery or telecopier (with electronic confirmation), as follows:

If to the Association:
5080 Spectrum Drive, Suite 1200 West Tower
Addison, Texas 75001
Attn:
Facsimile No.: (206) 200-2586

If to the Corporation	Concentra Health Services, Inc.
5080 Spectrum Drive, Suite 1200 West Tower
Addison, Texas 75001
Attn: General Counsel
Facsimile No.: (972) 387-1938

Each such notice or other communication shall be considered to have been given when received if delivered in person, three (3) days after being mailed if sent by certified or registered mail, one (1) day after being given to the overnight messenger service if sent by that means, or on the date of transmission if sent by telecopier. For these purposes, Saturdays, Sundays and federal legal holidays shall be excluded. Any party may change its address for purposes of this Agreement by notice in accordance with this Section 9.4.

9.5.           Entire Agreement; Modification and Change. This Agreement contains the entire agreement between the parties to this Agreement and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. This Agreement, and any provision or time period specified in this Agreement, cannot be changed or modified except by another agreement in writing executed by both parties.

9.6.           Warranties. The parties warrant that each has the legal capacity to enter into this Agreement, that the execution has been duly approved by their respective board of directors, and that their respective obligations do not violate any statute, ordinance, ruling of any administrative body, or any agreement to which either the Association or the Corporation is a party.

9.7.           Headings. The headings contained in this Agreement are for convenience of reference only and are not intended to define, limit or proscribe the scope or intent of any provision of this Agreement.

9.8.           Severability. If any provision of this Agreement or its application to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and application of its provisions to other persons or circumstances shall not be affected and shall be enforced to the greatest extent permitted by law.

9.9.           Governing Law. This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with, the laws of the State of ______.

9.10.           Rights Cumulative; No Waiver. No right or remedy in this Agreement conferred upon or reserved to either party is intended to be exclusive or any other right or remedy, and each right and remedy shall be cumulative and in addition to any other right or remedy given under this Agreement, or now or hereafter legally existing upon the occurrence of an event of default under this Agreement. The failure of either party to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair the right or remedy to be construed as a waiver or other relinquishment of it with respect to subsequent defaults.

9.11.           Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, effective as of the ___ day of _______, _______.

THE ASSOCIATION:

By:

THE CORPORATION:

CONCENTRA HEALTH SERVICES, INC.,
a Nevada corporation

By:

SCHEDULE I

As compensation to the Corporation for its services hereunder, the Association shall pay the Corporation:

(a)           A billing and collection fee of _____ percent (_%) of the Association's Net Revenues (as hereinafter defined);

(b)           Reimbursement of actual expenses for all services provided to the Association hereunder; and

(c)           An annual fee of $___________; provided, however, that such annual fee shall not be in excess of the remaining funds the Association has available to pay such amount and such fee may also be adjusted to reflect changes in services provided or costs incurred.

The Association shall make the foregoing payments to the Corporation on a periodic basis, but in no event less frequently than quarterly. For the purposes of this Schedule I, Net Revenues is calculated as Billings less contractual allowances and bad debt allowances.